Contacts:
          Community Central Bank Corp., Ray Colonius, CFO - P:586 783-4500
          Marcotte Financial Relations, Mike Marcotte - P:248 656-3873

Community Central Bank Corp. Declares 5% Stock Dividend	For Immediate Release

          MT. CLEMENS, Mich., April 19, 2005 -- Community Central Bank Corporation (Nasdaq: CCBD), the holding company for Community Central Bank and Community Central Mortgage Company, LLC, today declared a 5% stock dividend, payable June 1, 2005 to shareholders of record May 2, 2005.

          David A. Widlak, President and CEO, made the announcement today at the Corporation's annual meeting. "We are pleased to provide our shareholders with another stock dividend. We believe that increasing the liquidity of our stock, through methods such as stock dividends, is a component in our ongoing commitment to continue to increase shareholder value," Mr. Widlak said.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area.

On February 16, 2005, the Corporation announced it had signed a definitive agreement to acquire River Place Financial Corporation. Following the acquisition, River Place Financial will be merged into the Bank, with the newly created Trust division providing customers with Trust and Wealth Management services. The Corporation's common shares trade on the NASDAQ National Market under the symbol "CCBD".

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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